Exhibit 4.6
LIVEWORLD, INC.
INVESTORS’ RIGHTS AGREEMENT
     This Investors’ Rights Agreement is entered into as of September 11, 2006, by and among LiveWorld, Inc., a Delaware corporation (the “Company”), and those Investors listed on Exhibit A hereto.
     WHEREAS, the Company and the Investors have entered into a purchase agreement dated as of September 11, 2006 (the “Purchase Agreement”), pursuant to which the Company has sold to the Investors, and the Investors have purchased from the Company, shares of Common Stock of the Company (the “Securities”).
     WHEREAS, the Company and the Investors wish to set forth certain ongoing rights of the parties regarding the Company.
     NOW, THEREFORE, in consideration of the promises and mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.	DEFINITIONS
     1.1 General
     As used in this Agreement, the following terms shall have the following respective meanings
     “Affiliate” shall mean, with respect to a specified entity, an entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified entity.
     “Commission” means the United States Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.
     “GAAP” means generally accepted accounting principles in the United States.
     “Investors” means the holders of Securities described as “Investors” on Exhibit A or who thereafter become Investor parties hereunder as specified in Section 5.9.
     “Registrable Shares” means (i) the Securities, and (ii) any other shares of Common Stock issued in respect of such Securities (because of stock splits, stock dividends, reclassifications, recapitalizations, mergers, consolidations or similar events).

     “Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.
     “WPP” means J. Walter Thompson U.S.A., Inc.
2.	REGISTRATION RIGHTS
     2.1. Registration of Securities
          (a) If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for equityholders other than the Investors) any of its equity securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration statement (i) on Form S-8 or successor form relating to the sale of securities to employees of the Company pursuant to an equity option, equity purchase or similar plan, or (ii) on Form S-4 or successor form for a transaction of a type described in Rule 145 under the Securities Act), the Company shall, at such time, promptly give each Investor written notice of such proposed registration. Upon the written request of an Investor given within twenty (20) days after mailing of such notice by the Company, the Company shall, subject to the provisions of Section 16(c), endeavor to cause to be registered under the Securities Act all of the Registrable Shares that such Investor has requested to be registered. The Company shall have no obligation under this Section 2 to make any offering of its securities, or to complete an offering of its securities that it proposes to make or to complete the registration of any Registrable Shares if it does not complete the offering of the securities it proposes to make, and shall incur no liability to an Investor for its failure to do so.
          (b) The Company promptly shall provide each Investor whose Registrable Shares are included in a registration statement with such copies of the final prospectus contained in the registration statement after it becomes effective as such Investor shall reasonably request. In addition, the Company shall use reasonable efforts to keep the registration statement effective for a period ending on the earlier of (x) one hundred and eighty (180) days, or (y) until each such Investor has completed the distribution referred to in such registration statement or (z) when all Registrable Shares included in such registration statement can be sold without limitation under Rule 144.
          (c) Notwithstanding anything contained herein to the contrary, the Company shall be entitled, in the event the registration statement has been declared effective, to withdraw the registration statement or to instruct the Investors in writing not to sell or distribute any Registrable Shares (a “Delay”), which instruction the Investors shall comply with, as long as the reason for non-disclosure continues, if the Company would be required to disclose in the registration statement the existence of any fact relating to a material business situation, transaction or negotiation, or would be required to disclose information that the Company has not otherwise made public, in each case, that the Company reasonably determines is in the best interests of the Company not to disclose at such time, provided that the Company shall only be entitled to a Delay for the shortest reasonable period of time (not to exceed ninety (90) days) from the date of the determination. Such right of the Company to Delay may not be exercised more than once in any twelve (12) month period.

          (d) It shall be a condition precedent to the obligations of the Company to include the Registrable Shares of an Investor in a registration statement that the Investor shall furnish to the Company such information regarding itself, its Registrable Shares and other securities of the Company held by it, and the intended method of disposition of such securities as shall be (i) required to effect the registration of the Investor’s Registrable Shares and (ii) requested by the Company.
          (e) Each Investor requesting registration of Registrable Shares shall (i) reasonably cooperate with the Company in connection with the preparation and filing of the registration statement and execute and deliver any agreements or instruments reasonably requested by the Company or its counsel in connection therewith and (ii) upon discovery that, or upon the happening of any event as a result of which, the registration statement (or any prospectus included therein), as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, in the light of the circumstances under which they were made (as determined by the Company or its counsel in its sole discretion), forthwith discontinue its disposition of Registrable Shares pursuant to the registration statement, until such time as the Investor has received a supplemented or amended prospectus from the Company relating thereto. The Company agrees to use its best efforts to prepare any necessary amendments or supplements to an effective registration statement as soon as reasonably practicable after the same becomes necessary and to provide to each Investor quantities of such amendments or supplements reasonably sufficient for the distribution thereof.
          (f) The Company shall indemnify and hold harmless each Investor whose Registrable Shares are included in a registration statement and its officers, directors, employees, members, agents, affiliates and control persons (each of the foregoing, an “Investor Indemnitee”) who is or may be a party or is or may be threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of or arising from any actual or alleged misrepresentation or misstatement of facts or omission to represent or state any fact or omission to state a fact necessary to make the facts stated under the circumstances not materially misleading, in the registration statement or any amendment or supplement thereto or in the prospectus incorporated therein or any amendment or supplement thereto from and against any claim, losses, liabilities, costs and expenses (including attorney’s fees, judgments, fines and amounts paid in settlement) (“Loss”) actually and reasonably incurred by any such Investor Indemnitee in connection with such claim, action, suit or proceeding or the defense thereof for which such Investor Indemnitee has not otherwise been reimbursed, except to the extent such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in reliance upon and in conformity with information furnished by any such Investor Indemnitee in writing specifically for use in such registration statement or prospectus; provided, however, that the Company shall not be liable in any case in which a settlement is effected without its prior written consent, not to be unreasonably withheld. Each Investor whose Registrable Shares are included in a registration statement shall indemnify and hold harmless the Company and its officers, directors, employees, agents, affiliates and control persons and each underwriter, if any, of Company securities (each of the foregoing, a “Company Indemnitee”) who is or may be a party or is or may be threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of or arising from any actual or alleged misrepresentation or misstatement of facts or omission to represent or state any fact or omission to state a fact necessary to make the facts stated under the circumstances not materially misleading, in the registration statement or any amendment or supplement thereto or in the prospectus incorporated therein or any amendment or supplement thereto from and against any Loss actually and reasonably incurred by any such Company Indemnitee in connection with such claim, action, suit or proceeding or the defense thereof for which such Company Indemnitee has not otherwise been reimbursed, to the extent (but only to the extent) such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in reliance upon and in strict conformity with information furnished by any such Investor Indemnitee in writing specifically for use in such registration statement or prospectus; provided, however, that an Investor shall not be liable in any case in which a settlement is effected without its prior written consent, not to be unreasonably withheld and provided, further, that the total amounts payable by an Investor under this section shall not exceed the net proceeds received by such Investor in the registered offering from which such Loss arose.
          (g) In connection with any offering involving an underwriting of shares of the Company’s equity, the Company shall not be required under Section 16(a) to include any of an Investor’s Registrable Shares in such underwriting unless such Investor accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Shares, requested by equityholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Shares, that the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling equityholders according to one of the following methodologies, as directed by the Company (i) the total amount of securities entitled to be included therein owned by each selling equityholder, (ii) the total amount of securities owned by each equityholder, which may be calculated on a fully diluted or an as-outstanding basis, as determined by the Company, or (iii) or in such other proportions as shall mutually be agreed to by such selling equityholders).
          (h) In connection with any registration in which any Registrable Shares are included, the Company shall make available for inspection by WPP Group plc and any attorney, accountant or other agent retained by an Investor (collectively, the “Inspectors”), all pertinent financial and other records, pertinent corporate documents and properties and other pertinent information of the Company as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all pertinent information reasonably requested by any such Inspector in connection with such registration statement.
          (i) The Company shall comply with all applicable rules and regulations of the Commission, and make generally available to its security holders, as soon as reasonably practicable after the effective date of any registration statement covering any Registrable Shares

(and in any event within 16 months thereafter), an earnings statement (which need not be audited) covering the period of at least 12 consecutive months beginning with the first day of the Company’s first calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.
          (j) The Company shall pay all expenses incurred by the Company in complying with this Section 2, including, without limitation, all registration and filing fees, exchange listing fees, printing expenses, state Blue Sky fees and expenses, fees and expenses of counsel for the Company and the expense of any special audits incident to or required by any such registration. All expenses incurred by a selling Investor, including expenses of counsel to such Investor or Investor(s) and all underwriting discounts and selling commissions shall be paid by such selling Investor.
          (k) The registration right pursuant to Section 2(a) above shall terminate with respect to an Investor when all Registrable Shares held by such Investor may be sold within a given three (3) month period pursuant to Rule 144.
     2.2 Exchange Act Reports.
     With a view to making available to the Investors the benefits of Rule 144 under the Securities Act and any other rule or regulation of the Commission that may at any time permit an Investor to sell securities of the Company to the public without registration, the Company agrees to:
          (a) make and keep public information available, as those terms are understood and defined in Commission Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company after the date hereof for the offering of its securities to the general public;
          (b) register its Common Stock under Section 12 of the Exchange Act when the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;
          (c) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and
          (d) furnish to any Investor, so long as the Investor owns any Registrable Shares, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Commission Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Investor of any rule or regulation of the Commission that permits the selling of any such securities without registration or pursuant to such form.

3.	AFFIRMATIVE COVENANTS
     3.1 Inspection.
     The Company shall permit each Investor that holds not less than 500,000 shares of Registrable Securities (a “Major Investor”), or any authorized representative thereof, to visit and inspect the properties of the Company, including its corporate and financial records, and to discuss its business and finances with officers of the Company, during normal business hours following reasonable notice and as often as may be reasonably requested.
     3.2 Financial Statements and Other Information.
     The Company shall deliver to each Major Investor (or make publicly available via the Company website or other method of general dissemination):
          (a) within one hundred twenty (120) days after the end of each fiscal year of the Company, an audited balance sheet of the Company as at the end of such year and audited statements of income and of cash flows of the Company for such year, prepared in accordance with GAAP (collectively, the “Annual Financial Statements”); provided, however, that whenever WPP Group plc is required by applicable law, regulations or GAAP to include the Company’s financial results in its consolidated financial statements then the Company shall deliver the Annual Financial Statements within ninety (90) days after the end of its fiscal year;
          (b) within forty-five (45) days after the end of each fiscal quarter, an unaudited balance sheet of the Company as at the end of such quarter, and unaudited statements of income and of cash flows of the Company for such quarter and for the current fiscal year, prepared in accordance with GAAP;
          (c) within thirty (30) days after the end of each month, an unaudited balance sheet of the Company as at the end of such month, and unaudited statements of income and of cash flows of the Company for such month and for the current fiscal year;
          (d) such other notices, information and data with respect to the Company and its subsidiaries as the Company delivers to the holders of its capital stock at the same time it delivers such items to such holders; and
          (e) to the extent permitted by law, notification promptly following the Company learning of any litigation or governmental proceeding or investigation brought or, to the Company’s knowledge, threatened against the Company, or any officer, director, key employee or principal stockholder of the Company that, if adversely determined, would have a material adverse effect on the Company.
     3.3 Confidentiality of Records.
     Each Stockholder agrees, severally and not jointly, to use confidential information provided by the Company only for monitoring its investment in Company and not to disclose any such confidential information to any third party, except with the consent of the Company. The foregoing requirements of confidentiality shall not apply to information: (i) that is now or in the future becomes freely available to the public through no fault of or action by the using or disclosing party; (ii) that is in the possession of the using or disclosing party prior to the time such information was obtained from the Company or that is independently acquired by the using or disclosing party without the aid, application or use of such other information; (iii) that is obtained by the using or disclosing party in good faith without knowledge of any breach of a secrecy arrangement from a third party; (iv) that is required to be disclosed by applicable law or order of government agency or self-regulatory body; or (v) that is disclosed in connection with any bona-fide offer to purchase any Securities in the Company from any person or entity that is not a competitor to the Company or an affiliate of such competitor, provided that the proposed transferor obtains an undertaking from the proposed transferee to keep such information confidential in accordance with the provision of this Section 3.3 prior to such disclosure.
     3.4 Agreements with Employees.
     The Company shall require each present or future director, officer, employee or consultant to enter into confidentiality, inventions and non-competition agreements in the form attached as Exhibit C to the Purchase Agreement or such similar agreement as the Company, with advice of legal counsel, may adopt from time to time (or, in the case of directors, such other form as the Board of directors deems appropriate), unless, in the case of future directors, immediately prior to a new director’s appointment or election to the board of directors there are at least three directors on the board of directors and a majority of such directors determines to waive such requirement with respect to such new director.
     3.5 Key Person Insurance.
     The Company shall use all commercially reasonable efforts to obtain within thirty days after the date hereof, and thereafter maintain with financially sound and reputable insurers and pay all premiums in connection with term life and disability insurance for the benefit of the Company on the life of Peter Friedman in the amount of $4,000,000 (but in no event shall the Company be required to expend more than $10,000 per year for such coverage) with the proceeds payable to the Company, to be used by the Company as determined by the Board of Directors. Such policy shall not be cancelable by the Company unless otherwise agreed by WPP pursuant to an amendment to or waiver under this Agreement. The Company shall cause such insurance to be maintained and shall pay all premiums in connection with such insurance. In the event such insurance is cancelled, the Company shall use its reasonable commercial efforts to obtain replacement insurance. Upon request from time to time, the Company shall provide WPP with evidence that the policy is in force.
     4. GENERAL
     4.1 Successors and Assigns.
     The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

     4.2 Severability.
     If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.
     4.3 Specific Performance.
     It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.
     4.4 Governing Law.
     This Agreement shall be governed in all respects by the internal laws of the State of Delaware as applied to agreements entered into among Delaware residents to be performed entirely within Delaware, without regard to principles of conflicts of law.
     4.5 Notices.
     All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, e-mailed, mailed, or delivered to each party as follows: (i) if to WPP at 125 Park Avenue, New York, New York 10017, Attention: Mary Ellen Howe, facsimile No. 212-632-2222, or at such other address or facsimile number as WPP shall have furnished in writing, with copies of any such notice to (x) WPP Group USA, Inc., 125 Park Avenue, New York, New York 10017, Attention: Roel Smits, facsimile No. 212-632-2250 and (y) Davis & Gilbert LLP, 1740 Broadway, New York, New York 10019, Attention: Curt Myers, Esq., facsimile No. 212-468-4888, (ii) if to another Investor, at such Investor’s address or facsimile number set forth in the Company’s records, or at such other address or facsimile number as such Investor shall have furnished the Company in writing, or (iii) if to the Company, at 170 Knowles Drive, Suite 211, Los Gatos, California 95032, Attn: Chief Executive Officer, facsimile: 408-871-5301, or at such other address or facsimile number as the Company shall have furnished in writing, with a copy to Page Mailliard, Wilson Sonsini Goodrich & Rosati, PC, 650 Page Mill Road, Palo Alto, California 94304. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service of recognized standing or (v) four days after being deposited in the U.S. mail, first class with postage prepaid.

     4.6 Entire Agreement.
     This Agreement and the Purchase Agreement and related exhibits hereto and thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. No party shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.
     4.7 Titles and Subtitles.
     The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.
     4.8 Counterparts.
     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same Agreement. Facsimile copies of signed signature pages shall be deemed binding originals.
     4.9 Amendment.
     Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the holders of a majority of the then outstanding Securities, which majority shall include the Securities held by WPP for so long as WPP is a Major Investor.
     4.10 No Waiver.
     The failure or delay by a party to enforce any provision of this Agreement will not in any way be construed as a waiver of any such provision or prevent that party from thereafter enforcing any other provision of this Agreement. The rights granted the parties hereunder are cumulative and will not constitute a waiver of either party’s right to assert any other legal remedy available to it.
[Signature Pages Follow]

     IN WITNESS WHEREOF, this Investors’ Rights Agreement has been executed under seal as of the date first written above.

COMPANY: LIVEWORLD, INC.
By:	/s/Peter H. Friedman
Peter H. Friedman, President

COUNTERPART SIGNATURE PAGE
TO LIVEWORLD, INC.
INVESTORS’ RIGHTS AGREEMENT
     The undersigned, by executing this instrument as of the date set forth below, hereby agrees to become a party to the Investors’ Right Agreement, dated as of September 11, 2006, among LiveWorld, Inc., a Delaware corporation (the “Company”) and certain of its security holders (the “Agreement”). Upon execution hereof, the undersigned shall be an “Investor” under and within the meaning of the Agreement and as such shall have all rights, and be subject to all obligations, of an Investor thereunder.
     DATED:

INVESTOR:

Name:
Title:
Address:

Agreed and accepted:

LIVEWORLD, INC.

By:	/s/ Peter H. Friedman
Peter H. Friedman, President

EXHIBIT A
Name
J. Walter Thompson U.S.A., Inc.
The Weinman Family Trust Dated
September 25, 1998
Presidio Group LLC
South Fork Ventures, LLC
Abundance Partners LP
Jean Louis Gassee
John C. Chiang
Hank C. K. Wuh
Yiping Zhu